KIRKPATRICK & LOCKHART LLP                      1800 Massachusetts Avenue, NW
                                                Suite 200
                                                Washington, D. C.  20036-1221
                                                202.778.9000
                                                www.kl.com






July 8, 2002



ICON Funds
c/o Meridian Investment Management Corporation
5299 DTC Boulevard, Suite 1200
Greenwood Village, Colorado 80111

Ladies and Gentlemen:

You have requested our opinion as to certain matters regarding the issuance by ICON Funds (the "Trust") of Shares of beneficial interest of the Trust. As used in this letter, the term "Shares" means the Class C and Class I shares of beneficial interest of ICON Bond Fund, ICON Covered Call Fund, ICON Equity Income Fund, ICON Long/Short Fund, each a series of the Trust, that may be issued during the time that Post-Effective Amendment No. 13 to the Trust's Registration Statement on Form N-1A ("PEA") is effective and not superseded by another post-effective amendment.

As the Trust's counsel, we have examined certified or other copies, believed by us to be genuine, of the Trust's Declaration of Trust and by-laws and such resolutions of the Trust's Board of Trustees, and such other documents relating to the Trust's formation and operation and the issuance of the Shares as we have deemed relevant to our opinion, as set forth herein. Our opinion is limited to the laws and facts in existence on the date hereof, and it is further limited to the laws (other than the conflict of law rules) of the Commonwealth of Massachusetts that in our experience are normally applicable to the issuance of shares by investment companies organized as unincorporated voluntary associations under the laws of Massachusetts and to the Securities Act of 1933, as amended ("1933 Act"), the Investment Company Act of 1940, as amended ("1940 Act"), and the regulations of the Securities and Exchange Commission ("SEC") thereunder.

Based on present laws and facts, we are of the opinion that the issuance of the Shares has been duly authorized by the Trust and that, when sold in accordance with the terms contemplated by the PEA, including receipt by the Trust of full payment for the Shares and compliance with the

ICON Funds
July 8, 2002
Page 2

1933 Act and the 1940 Act, and applicable state laws regulating the distribution of securities, the Shares will have been validly issued, fully paid and non-assessable.

We note, however, that the Trust is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. The Declaration of Trust states that all persons extending credit to, contracting with or having any claim against the Trust shall look only to the assets of the appropriate series of the Trust with which such person dealt for payment under such credit, contract or claim; and neither the shareholders nor the Trustees, nor any of the Trust's officers, employees or agents, whether past, present or future, nor any other series of the Trust, shall be personally liable therefor. It also requires that every contract, instrument, certificate or undertaking made or issued by the Trustees or by any of the Trust's officers, by or on behalf of the Trust or a particular series of the Trust, relating to the Trust shall include a recitation limiting the obligation represented thereby to the Trust and its assets or the assets of the appropriate series of the Trust. The Declaration of Trust further provides: (1) for indemnification from the assets of the Trust or the assets of the appropriate series of the Trust for all loss and expense of any shareholder held personally liable for the obligations of the Trust or any series solely by virtue of ownership of shares of the Trust or such series; and (2) upon request, for the series of the Trust to assume the defense of any claim against the shareholder for any act or obligation of the series of the Trust. Thus, the risk of a shareholder incurring financial loss because of shareholder liability is limited to circumstances in which the Trust or series would be unable to meet its obligations.

We hereby consent to this opinion accompanying the PEA when it is filed with the SEC.


                                    Very truly yours,


                                    /s/ Kirkpatrick & Lockhart LLP

                                    Kirkpatrick & Lockhart LLP